Exhibit 99.1

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

Highlights:

•

First-Quarter 2008 GAAP net earnings from continuing operations of $182.0 million or $0.85 per diluted share vs. net earnings from continuing operations of $138.9 million or $0.63 per diluted share in 2007

•

First-Quarter 2008 Non-GAAP net earnings from continuing operations of $148.5 million or $0.69 per diluted share vs. net earnings from continuing operations of $145.9 million or $0.66 per diluted share

•	Increases the low end of the range of 2008 Non-GAAP net earnings per diluted share from continuing operations guidance by $0.03 to a revised range of $3.08 to $3.15

•	Repurchased 2.7 million shares of common stock year-to-date through today; remaining share authorization of 7.3 million shares

CHICAGO, May 6, 2008 – R.R. Donnelley & Sons Company (NYSE: RRD) today reported first-quarter net earnings from continuing operations of $182.0 million or $0.85 per diluted share on net sales of $3.0 billion compared to net earnings from continuing operations of $138.9 million or $0.63 per diluted share on net sales of $2.8 billion in the first quarter of 2007. The first-quarter net earnings from continuing operations included pre-tax charges, substantially all associated with the reorganization of certain operations and the exiting of certain business activities, for restructuring and impairment totaling $6.9 million in 2008 and totaling $11.4 million in 2007. The company’s effective tax rate decreased to 16.3% in the first quarter of 2008 from 32.8% in the first quarter of 2007, primarily reflecting a $38.0 million benefit from the favorable settlement of certain federal income tax audits for the years 2000 through 2002.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP earnings from continuing operations totaled $148.5 million or $0.69 per diluted share in the first quarter of 2008 compared to $145.9 or $0.66 per diluted share in the first quarter of 2007. First-quarter non-GAAP net earnings from continuing operations exclude restructuring and impairment charges and, in 2008, the benefit of the reversal of tax reserves. For non-GAAP comparison purposes, the effective tax rate increased to 33.8% from 33.1% in the first quarter of 2007. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

“We are pleased with our first-quarter performance,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer. “In the context of a challenging economic environment, we benefited from both the ability to manage our customers’ print spend across our broad product and service offering and from the operational flexibility we have created through our historical platform investments. Our prudent capital management, our ability to leverage capacity at newly acquired companies and our focus on cost control allow us to reaffirm our stated operating target for full-year non-GAAP operating margin of slightly greater than 10.0%.”

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

Quinlan added, “Our discipline in capital deployment has positioned us well, allowing us to maintain investment grade credit metrics and substantial liquidity. Since our last earnings call in February, we completed the Pro Line Printing acquisition, repurchased 2.7 million shares and paid our dividend.”

Business Review (Continuing Operations)

The company reports its results in two reportable segments: 1) U.S. Print and Related Services and 2) International. The company reports, as Corporate, its unallocated expenses associated with general and administrative activities.

Summary

During 2007, the company acquired Banta Corporation, Perry Judd’s, Von Hoffmann and Cardinal Brands and in the first quarter of 2008, the company acquired Pro Line Printing. In aggregate, the acquired companies carried a lower operating margin historically than the company has been able to achieve. The company’s proven financial discipline and approach to achieving productivity increases have had a positive impact on these operations, and the company sees opportunities for continued improvement.

Net sales in the quarter were $3.0 billion, up 7.3% from the first quarter of 2007. The increase was due to acquisitions and favorable foreign exchange rates, offset in part by continued price pressure. The gross margin rate decreased to 26.0% in the first quarter of 2008 from 26.4% in the first quarter of 2007 due to the inclusion of the acquired companies that in aggregate carried a lower margin historically, an unfavorable product mix and continued price pressure that more than offset the benefits from productivity efforts. SG&A expense as a percentage of net sales decreased slightly to 11.5% in the first quarter of 2008 from 11.6% in the first quarter of 2007 due to the benefits of our productivity initiatives and higher sales volume. Operating margin decreased to 9.0% in the first quarter of 2008 from 9.3% in the first quarter of 2007. The non-GAAP operating margin in the first quarter of 2008 decreased to 9.2% from 9.7% in the first quarter of 2007, as benefits from our productivity efforts were more than offset by the inclusion of the acquired companies that in aggregate carried a lower margin historically, changes in foreign exchange rates, an unfavorable product mix and continued price pressure. Reconciliations of GAAP operating income and margin to non-GAAP operating income and margin are presented in the attached tables.

Segments

Net sales for the U.S. Print and Related Services segment increased 6.6% to $2.2 billion from the first quarter of 2007 due to the acquisitions of Von Hoffmann, Cardinal Brands, Perry Judd’s, Banta and Pro Line, as well as sales increases of logistics services, labels and catalogs, offset in part by decreased sales of commercial print, directories and forms. The segment’s operating margin decreased to 11.9% in the first quarter of 2008 from 12.3% in the first quarter of 2007. The segment’s non-GAAP operating margin decreased to 12.1% in the first quarter of 2008 from 12.6% in the first quarter of 2007, as the benefit of productivity efforts was offset by the inclusion of the acquired companies that in aggregate carried a lower operating margin historically.

Net sales for the International segment increased 9.5% to $756.4 million from the first quarter of 2007 primarily due to the impact of changes in foreign exchange rates, acquisitions and increased sales of our offerings in Asia, Latin America and Global Turnkey Solutions, offset by

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

continued price pressure. The segment’s operating margin decreased to 6.5% in the first quarter of 2008 from 7.7% in the first quarter of 2007. The segment’s non-GAAP operating margin decreased to 6.8% in the first quarter of 2008 from 8.1% in the first quarter of 2007 due to changes in foreign exchange rates, an unfavorable business mix and continued price pressure.

Unallocated Corporate operating expense decreased to $46.0 million in the first quarter of 2008 from $54.3 million in the first quarter of 2007. Excluding restructuring reversals of $1.2 million in the first quarter of 2008 and restructuring charges of $4.1 million in the first quarter of 2007, Corporate operating expense decreased $3.0 million to $47.2 million in the first quarter of 2008, in part due to lower employee benefits expense and our productivity efforts.

Outlook – 2008 Full-Year Non-GAAP EPS from Continuing Operations

For the full year of 2008, RR Donnelley is projecting non-GAAP net earnings per diluted share from continuing operations to be in the range of $3.08 to $3.15, representing a $0.03 increase in the low end of the range. This guidance includes the expected impact of the previously announced acquisitions and assumes no additional shares repurchased under the authorization available to the company. The non-GAAP effective tax rate for 2008 is expected to be approximately 33.0% to 34.0%. GAAP net earnings per diluted share from continuing operations in 2008 may include restructuring and impairment charges, the resolution of certain tax items and other items that are not currently determinable, but may be significant. For that reason, the company is unable to provide full-year GAAP net earnings estimates at this time.

Conference Call

RR Donnelley will host a conference and simultaneous webcast to discuss its first quarter results today, Tuesday, May 6, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live webcast will be accessible on RR Donnelley’s web site: http://www.rrdonnelley.com. Individuals wishing to participate can join the conference call by dialing 706.634.1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 706.645.9291, passcode 42407662.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service provider of print and related services, including business process outsourcing. Founded more than 140 years ago, the company provides products and solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at www.rrdonnelley.com.

Contact Information

Media:	Investors:

Doug Fitzgerald	Dan Leib
EVP, Communications	SVP, Treasurer
312.326.7740	312.326.7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the company’s businesses following acquisitions; the ability to implement comprehensive plans for the integration of the sales force, cost containment, asset rationalization and other key strategies; competitive pressures in all markets in which the company operates; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper-based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; shortages or changes in availability, or increases in costs of, key materials (such as ink, paper and fuel); and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC.

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Balance Sheets

As of March 31, 2008 and December 31, 2007

(UNAUDITED)

(In millions, except per share data)

	March 31, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	397.7	379.0
Restricted cash equivalents	7.3	63.9
Receivables, less allowance for doubtful accounts	2,255.3	2,181.2
Inventories	733.9	709.5
Prepaid expenses and other current assets	83.8	85.5
Deferred income taxes	111.4	102.2

Total current assets	3,589.4	3,521.3

Property, plant and equipment, net	2,788.3	2,726.0
Goodwill	3,294.0	3,264.9
Other intangibles—net	1,315.9	1,323.2
Prepaid pension cost	839.7	833.2
Other noncurrent assets	419.9	418.1

Total Assets	12,247.2	12,086.7

Liabilities
Accounts payable
Accounts payable	950.6	954.9
Accrued liabilities	979.0	1,085.3
Short-term and current portion of long-term debt	893.1	725.0

Total Current Liabilities	2,822.7	2,765.2

Long-term debt	3,597.8	3,601.9
Postretirement benefit obligations	252.6	247.9
Deferred income taxes	898.4	872.3
Other noncurrent liabilities	624.7	689.1
Liabilities from discontinued operations	1.7	3.0

Total Liabilities	8,197.9	8,179.4

Shareholders’ Equity
Common stock, $1.25 par value	303.7	303.7
Authorized shares: 500.0
Issued shares: 243.0 in 2008 and 2007
Additional paid-in capital	2,864.7	2,858.4
Retained earnings	1,439.3	1,312.9
Accumulated other comprehensive income	413.1	341.3
Treasury stock, at cost, 29.1 shares in 2008 (2007—27.1 shares)	(971.5)	(909.0)

Total Shareholders’ Equity	4,049.3	3,907.3

Total Liabilities and Shareholders’ Equity	12,247.2	12,086.7

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2008 and 2007

(In millions, except per share data)

(UNAUDITED)

	Three months ended March 31,
	2 0 0 8 GAAP	ADJUSTMENTS TO NON-GAAP	2 0 0 8 NON-GAAP	2 0 0 7 GAAP	ADJUSTMENTS TO NON-GAAP	2 0 0 7 NON-GAAP
Net sales	$2,997.1	$—	$2,997.1	$2,792.6	$—	$2,792.6

Cost of sales (exclusive of depreciation and amortization shown below)	2,218.2	—	2,218.2	2,056.0	—	2,056.0
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	344.7	—	344.7	324.5	—	324.5
Restructuring and impairment charges	6.9	(6.9)	—	11.4	(11.4)	—
Depreciation and amortization	157.6	—	157.6	142.2	—	142.2

Total operating expenses	2,727.4	(6.9)	2,720.5	2,534.1	(11.4)	2,522.7

Income from continuing operations	269.7	6.9	276.6	258.5	11.4	269.9

Interest expense—net	57.0	—	57.0	53.4	—	53.4
Investment and other income—net	4.6	—	4.6	2.2	—	2.2

Earnings from continuing operations before income taxes and minority interest	217.3	6.9	224.2	207.3	11.4	218.7

Income tax expense	35.4	40.4	75.8	67.9	4.4	72.3
Minority interest	(0.1)	—	(0.1)	0.5	—	0.5

Net earnings from continuing operations	182.0	(33.5)	148.5	138.9	7.0	145.9

Income (loss) from discontinued operations—net of tax	0.5	(0.5)	—	(0.1)	0.1	—

Net earnings	$182.5	$(34.0)	$148.5	$138.8	$7.1	$145.9

Earnings per share:
Basic:
Net earnings from continuing operations	$0.85		$0.69	$0.64		$0.67
Income (loss) from discontinued operations, net of tax	$—		$—	$—		$—

Net earnings	$0.85		$0.69	$0.64		$0.67

Diluted:
Net earnings from continuing operations	$0.85		$0.69	$0.63		$0.66
Income (loss) from discontinued operations, net of tax	$—		$—	$—		$—

Net earnings	$0.85		$0.69	$0.63		$0.66

Weighted average common shares outstanding:
Basic	214.5		214.5	218.5		218.5
Diluted	215.0		215.0	220.5		220.5

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

R. R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AND MARGIN DATA

(UNAUDITED)

	Three months ended March 31, 2008				Three months ended March 31, 2007
	Income from continuing operations	Operating margin	Net earnings	Net earnings per diluted share	Income from continuing operations	Operating margin	Net earnings	Net earnings per diluted share
GAAP basis measures	$269.7	9.0%	$182.5	$0.85	$258.5	9.3%	$138.8	$0.63
Non-GAAP adjustments:
Restructuring and impairment charges (1)	6.9	0.2%	4.5	0.02	11.4	0.4%	7.0	0.03
Income tax adjustments (2)	—	—	(38.0)	(0.18)	—	—	—	—
Net income (loss) from discontinued operations	—	—	(0.5)	—	—	—	0.1	—

Total Non-GAAP adjustments	6.9	0.2%	(34.0)	(0.16)	11.4	0.4%	7.1	0.03

Non-GAAP measures	$276.6	9.2%	$148.5	$0.69	$269.9	9.7%	$145.9	$0.66

(1)	Restructuring and impairment (pre-tax): Operating results for the three months ended March 31, 2008 and 2007 were affected by the following restructuring and impairment charges:

-	2008 included $4.6 million for employee termination costs resulting from the reorganization of certain operations and the exiting of certain business activities; and $0.6 million of other restructuring costs, including lease termination and other facility closure costs; $1.7 million of impairment charges related to the impairment of other long-lived assets

-	2007 included $9.3 million for employee termination costs resulting from the reorganization of certain operations and the exiting of certain business activities; and $2.0 million of other restructuring costs, including lease termination and other facility closure costs; $0.1 million of impairment charges related to the impairment of other long-lived assets

(2)	Income tax adjustments: Net earnings for the three months ended March 31, 2008 were affected by a $38 million reversal of reserves for uncertain tax positions.

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the Three months ended March 31, 2008 and 2007

$ IN MILLIONS

(UNAUDITED)

	U.S. Print and Related Services	International	Corporate	Consolidated
Three Months Ended March 31, 2008
Net Sales	$2,240.7	$756.4	$—	$2,997.1
Operating Expense	1,974.0	707.4	46.0	2,727.4

Operating Income (Loss)	266.7	49.0	(46.0)	269.7
Operating Margin %	11.9%	6.5%	nm	9.0%

Non-GAAP Adjustments
Restructuring charges	3.6	2.8	(1.2)	5.2
Impairment charges	1.7	—	—	1.7

Total Non-GAAP Adjustments	5.3	2.8	(1.2)	6.9

Operating income (loss) excluding restructuring and impairment charges	$272.0	$51.8	$(47.2)	$276.6
Operating margin before restructuring and impairment charges %	12.1%	6.8%	nm	9.2%

Depreciation and amortization	104.3	42.9	10.4	157.6
Capital expenditures	47.7	21.2	3.0	71.9

Three Months Ended March 31, 2007
Net Sales	$2,101.8	$690.8	$—	$2,792.6
Operating Expense	1,842.4	637.4	54.3	2,534.1

Operating Income (Loss)	259.3	53.5	(54.3)	258.5
Operating Margin %	12.3%	7.7%	nm	9.3%

Non-GAAP Adjustments
Restructuring charges	4.8	2.4	4.1	11.3
Impairment charges	—	0.1	—	0.1

Total Non-GAAP Adjustments	4.8	2.5	4.1	11.4

Operating income (loss) excluding restructuring and impairment charges	$264.1	$56.0	$(50.2)	$269.9
Operating margin before restructuring and impairment charges %	12.6%	8.1%	nm	9.7%

Depreciation and amortization	93.9	39.6	8.7	142.2
Capital expenditures	71.8	33.4	4.2	109.4

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2008 and 2007

IN MILLIONS

(UNAUDITED)

	2008	2007
Operating Activities
Net earnings	$182.5	$138.8
Net (income) loss from discontinued operations	(0.5)	0.1
Adjustment to reconcile net earnings to cash provided by operating activities	177.7	153.6
Changes in operating assets and liabilities	(233.9)	(70.8)

Net cash provided by operating activities of continuing operations	125.8	221.7
Net cash used in operating activities of discontinued operations	(0.8)	(0.3)

Net cash provided by operating activities	125.0	221.4

Net cash used in investing activities of continuing operations	(170.0)	(1,654.9)
Net cash provided by investing activities of discontinued operations	—	—

Net cash used in investing activities	(170.0)	(1,654.9)

Net cash provided by financing activities of continuing operations	49.1	1,519.2
Net cash provided by financing activities of discontinued operations	—	—

Net cash provided by financing activities	49.1	1,519.2

Effect of exchange rate on cash and cash equivalents	14.6	2.5

Net increase in cash and cash equivalents	18.7	88.2

Cash and cash equivalents at beginning of period	379.0	211.4

Cash and cash equivalents at end of period	$397.7	$299.6

Supplemental non-cash disclosure:
Use of restricted cash to fund obligations associated with deferred compensation plans	$24.0	$—

RR DONNELLEY REPORTS FIRST-QUARTER 2008 RESULTS

R. R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the three months ended March 31, 2008 and 2007

$ IN MILLIONS

(UNAUDITED)

	Reported net sales	Adjustment for net sales of acquired businesses	Pro forma net sales
Three Months Ended March 31, 2008
U.S. Print and Related Services	$2,240.7	$23.6	$2,264.3
International	756.4	—	756.4

Consolidated	$2,997.1	$23.6	$3,020.7

Three Months Ended March 31, 2007
U.S. Print and Related Services	$2,101.8	$189.4	$2,291.2
International	690.8	9.2	700.0

Consolidated	$2,792.6	$198.6	$2,991.2

Net sales change
U.S. Print and Related Services	6.6%		-1.2%
International	9.5%		8.1%
Consolidated	7.3%		1.0%

The reported results of the company include the results of acquired businesses from the acquisition date forward. The company has provided this schedule to reconcile reported net sales for the three months ended March 31, 2008 and 2007 to pro forma net sales as if the acquisitions took place at the beginning of the respective periods.

For the three months ended March 31, 2008, the adjustment for net sales of acquired businesses reflects the net sales of Pro Line Printing, Incorporated (acquired March 14, 2008).

For the three months ended March 31, 2007, the adjustment for net sales of acquired businesses reflects the net sales of Banta Corporation (acquired January 9, 2007), Perry Judd’s Holdings Incorporated (acquired January 24, 2007), Von Hoffmann (acquired May 16, 2007), Cardinal Brands, Inc. (acquired December 27, 2007) and Pro Line Printing, Incorporated (acquired March 14, 2008).